UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2009

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 16, 2009, Hansen Medical, Inc. issued a press release announcing preliminary revenue results for its fiscal 2009 first quarter.

For the first quarter of 2009, Hansen Medical announced that it expects to recognize revenue on the sale of 10 Sensei™ Robotic Catheter Systems at an average sales price of approximately $585,000. Hansen Medical further announced that it expects first quarter revenues to be in the range of $7.0 million to $7.2 million. In addition to the 10 Sensei systems, revenues for the quarter are expected to include the shipment of approximately 600 Artisan catheters at an average sales price of approximately $1,620. The expected range and components of 2009 first quarter revenue are estimates and are subject to change.

The information set forth in the preceding two paragraphs of this current report is deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

In addition, in the press release, Hansen Medical announced that, based on its preliminary first quarter results and the current market conditions, it is tightening its 2009 full year guidance for system sales and currently estimates recognizing revenue on a range of 53 to 60 Sensei systems. Earlier in the first quarter of 2009, the company provided a 2009 full year guidance range of 53 to 65 systems.

The information in the preceding paragraph of this current report and the attached Exhibit 99.1 relating to this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. Neither the information contained in preceding paragraph of this Item 2.02 of this current report nor the attached Exhibit 99.1 shall be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Hansen Medical, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

Hansen Medical reports the following information with regard to recent clinical results and market data.

Results of a recent study on robotic navigation were reported in volume 32, March 2009, Supplement 1 of Pacing and Clinical Electrophysiology. The article, titled “Early Experience with Robotic Navigation for Catheter Ablation of Paroxymsal Atrial Fibrillation” by Josef Kautzner, M.D., et al., reported certain favorable comparisons between robotic and manual navigation of catheters for drug refractory paroxysmal atrial fibrillation with respect to efficacy, procedure time and fluoroscopy time.

A further study, conducted at St. David’s Medical Center, reported on in Circulation – Journal of the American Heart Association titled “Abstract 4654: Robotic Navigation for Ablation of Atrial Fibrillation: Largest Single Center Experience” by G. Joseph Gallinghouse, et al. reported findings of increased efficacy in robotic versus manual navigation of catheters in such procedures. In the study, 162 patients underwent mapping and ablation of atrial fibrillation utilizing the robotic navigation system. The reported findings demonstrated that 84.4% of patients reported normal sinus rhythm at 90 days post procedure. Of the reported cases reaching six month follow up, 94% of patients with paroxysmal atrial fibrillation were free of atrial fibrillation at such follow up and 87% of chronic atrial fibrillation patients were free of chronic atrial fibrillation at such follow up.

A related study published in Circulation – Journal of the American Heart Association titled “Abstract 5658: Acute Complication Rate with the Robotic navigation for Catheter of Atrial Fibrillation: The Worldwide Experience” by Luigi Di Biase, et al. reported complication rates in such robotic procedures as consistent with those reported for manual ablation.

In a presentation given at the Circulatory System Devices Panel Meeting on November 20, 2008 titled “The BIOSENSE WEBSTER NAVISTAR THERMOCOOL® Catheter for Radiofrequency Ablation of Symptomatic Paroxysmal Atrial Fibrillation FDA Clinical Review,” given by Randall Brockman, M.D. from the Division of Cardiovascular Devices, Office of Device Evaluation from the Food and Drug Administration, Dr. Brockman reported that catheter ablation resulted in 62.7% of patients being free of symptomatic atrial fibrillation recurrence at nine months versus 17.2% for medical management.

With regard to the atrial fibrillation market, the Millennium Research Group’s reports on US Markets for Electrophysiology Mapping and Ablation Devices 2008 and European Markets for Electrophysiology Mapping and Ablation Devices 2009 reported atrial fibrillation prevalence of approximately 3.2 million sufferers in the U.S. and approximately 2.7 million in Europe, of which approximately 59,000 received treatment in the U.S. and Europe. The Millennium Research Group further reported growth of 20% in the electrophysiology mapping and ablation markets in the US and Europe in 2007 compared to 2006 and forecasted continued double digit market growth for the next five years.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated April 16, 2009, entitled “Hansen Medical Announces Preliminary First Quarter 2009 Revenue Results and Tightens Guidance for 2009”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: April 16, 2009	/s/ STEVEN M. VAN DICK
Steven M. Van Dick Chief Financial Officer